Exhibit 99.3

To:	China Eco-Materials Group Co. Limited （中国环保新材集团有限公司）

No. 200, Liu Gang Tou, Qinglin Community, Tangshan Township, Nanjing

Jiangsu Province, People’s Republic of China 211131

Date: March 30, 2021

Ladies and Gentlemen,

We have acted as legal advisers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) to China Eco-Materials Group Co. Limited （中国环保新材集团有限公司）(the “Company”) in connection with the Company’s initial public offering and selling shareholders offerings listed in the second appearing prospectus included in the Registration Statement (the “Offering”) and listing of the Company’s ordinary shares on the Nasdaq Capital Market.

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations and their respective interpretations made by competent PRC authorities, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

For the purpose of rendering this Legal Opinion (the “Opinion”), we have examined the copies of the documents provided to us by the Company. In such examination, we have assumed that:

(a)  all documents submitted to us as copies are identical to their originals;

(b)  all signatures, seals and chops on such documents are genuine;

(c)  all parties in relation to any of the documents aforesaid or to any other documents as referred to in this legal opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder; and

(d)  all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC laws, administrative regulations and rules, supreme court’s judicial interpretations effective as of the date hereof (the “PRC Laws”) and there is no assurance that any of such laws, regulations and rules will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately on promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

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SECTION I DEFINITIONS

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“AOA”	refers to	Articles of Association of a company.

“PRC Subsidiaries”	refers to	Nanjing Fujin Eco Technology Co., Ltd.(南京福津环保科技有限公司, “Nanjing Fujin”) and Nanjing Fuya New Construction Materials Co., Ltd. (南京福亚新型建材有限公司)

“Government Agency”	refers to	any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	refers to	any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Intellectual Property”	refers to	trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Registration Statement”	refers to	the Form F-1 registration statement under the United States Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “SEC”) for registration of the offer and sale of the Company’s ordinary shares.

“Prospectus”	refers to	the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

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SECTION II OPINIONS

Based on the foregoing, we are of the opinions on the date hereof that:

(a)  Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company under PRC Laws, with legal person status and limited liability under PRC Laws, and the respective business license is in full force and effect under the PRC Laws.

(b)  The AOA of each of the PRC Subsidiaries is consistent and in compliance with, and does not conflict with any applicable PRC Laws. The AOA of each of the PRC Subsidiaries has been duly adopted by its shareholders, approved by or filed with the relevant Governmental Agencies, is in full force and effect and binding upon each of the PRC Subsidiaries.

(c)  Each of the PRC Subsidiaries has obtained and currently holds all Governmental Authorizations from or with any Governmental Agencies having jurisdiction over it, which are required in connection with its establishment or maintenance of the enterprise legal person status and the operation of its business. Such Governmental Authorizations are in full force and effect, and none of the PRC Subsidiaries is in receipt of any letter or notice from any Governmental Agencies notifying any such Governmental Authorizations is or will be void or, nullified due to any reasons. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries is not aware of any reason that would cause them to believe that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

(d)  Except as disclosed in the Registration Statement, each of the PRC Subsidiaries has valid titles to or otherwise has the legal right to use all of its material properties and assets in connection with the carrying on of its respective business.

(e)  Each of the PRC Subsidiaries owns and has valid licenses in full force and effect or otherwise has the legal right to use the Intellectual Property for its business and without any conflict with or infringement of the rights of others; and to the best of our knowledge after due inquiry, none of the PRC Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any adverse effect on the operations of any of the PRC Subsidiaries in the manner presently conducted. To the best of our knowledge after due inquiry, there is no pending or threatened action, suit, proceeding or claim against any PRC Subsidiaries, contesting the right to use any of the intellectual properties, asserting the misuse thereof, or asserting the infringement or other violation of any intellectual properties of any third party.

(f)  Each of the PRC Subsidiaries is capable of suing and being sued on itself with any party. None of the PRC Subsidiaries or any of their respective properties is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment.

(g)  The description of the corporate structure of the PRC Subsidiaries set forth in “ Corporate History and Structure” section of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. the Contractual Arrangements (as defined in the Prospectus) are valid, binding and enforceable under current PRC law, The corporate structure of the Company (including the shareholding structure of each of the PRC Subsidiaries) as described in the Prospectus complies, and immediately after the offering and sale of the Offered Securities, will comply with all applicable PRC Laws, and does not violate, breach, contravene or circumvent or otherwise conflict with any applicable PRC Laws.

(h)  Except as disclosed in the Prospectus, (i) all dividends and other distributions declared and payable upon the equity interests of the PRC Subsidiaries may be paid in Renminbi and converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, and (ii) all such dividends and other distributions are not and will not be subject to any taxes or deductions other than the withholding tax payable on such dividends or other distributions under the applicable PRC Laws. In addition, we are of the opinion that, as of the date hereof, the discussions of PRC taxation in the Prospectuses are true and accurate based on the PRC Laws; and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation— PRC Enterprise Income Tax  and PRC Value-Added Tax” constitute our opinion as to the material tax consequences of an investment in the ordinary shares of the Company under the PRC Laws.

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(i)  To the best of our knowledge after due and reasonable inquiry, except as disclosed in the Prospectus, (i) each of the PRC Subsidiaries is in compliance with all PRC Laws on labor and employment and has made all mandatory contributions to employee social insurances and house plan under the PRC Laws and local requirements; (ii) no labor dispute, legal proceedings or other conflict with the employees of any of the PRC Subsidiaries exists or is imminent or threatened; and (iii) there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to liabilities to any of the PRC Subsidiaries under, or to interfere with or prevent compliance by any of the PRC Subsidiaries with, any PRC Laws on labor and employment.

(j)  On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was further amended on June 22, 2009. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC Subsidiaries or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because the Company is not a special purpose vehicle as defined under the M&A Rule given that Nanjing Fujin was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company‘s beneficial owners, and no provision in the M& A Rules clearly classifies contractual arrangements as a type of transaction subject to the regulation.

(k)  The statements set forth in the Registration Statement under the caption “Regulations”, to the extent they summarize the PRC laws and regulations or its interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(l)  To our best knowledge after due inquiry, there are no legal, arbitral or governmental proceedings currently pending or threatened in the PRC against, or involving the properties or business of any PRC Subsidiary, which would adversely affect the business, assets or properties of any of the PRC Subsidiaries if adjudicated adversely against such party.

(m)  PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

This Opinion is rendered solely to you for the Offering and the listing of the Company’s ordinary shares and may not be used for any other purpose. It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent, except for (i) submission to the exchange, and (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ordinary shares. We hereby consent to the reference to our name in the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely yours,

By：	/s/ ZHONGLUN LAW FIRM
ZHONG LUN LAW FIRM

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